Exhibit 99.1

Progyny, Inc. Announces First Quarter 2022 Results

Reports Record Revenue of $172.2 Million, Reflecting 41% Growth Over the Prior Year Period
Raises Lower End of Full Year 2022 Guidance Ranges
Issues Revenue Guidance of $188.0 to $193.0 Million for the Second Quarter, Reflecting Growth of 46% to 50%
Early Season Sales Activity Affirms Progyny’s Continued Momentum as the Provider of Choice for Fertility and Family Building Benefits

NEW YORK, May 5, 2022 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-month period ended March 31, 2022 (“the first quarter of 2022”) as compared to the three-month period ended March 31, 2021 (“the first quarter of 2021” or “the prior year period”).

“We had a strong start to the year, achieving our highest-ever quarterly revenue, gross profit and Adjusted EBITDA, in addition to successfully launching with the largest number of new clients and covered lives in our history.  We are also pleased to report that we continue to achieve industry-leading clinical outcomes.  Across all measures, for the sixth straight year, we significantly outperformed as compared to the national averages released by the CDC,” said Pete Anevski, Chief Executive Officer of Progyny.  “Although we are in the earliest stages of our selling season, we are pleased with the level of sales and pipeline activity that we are seeing thus far, as every measure that we track is favorable to the record level of activity that we saw a year ago.  In addition, we’ve also had a healthy number of early commitments and we continue to expect that the majority of client decisions will occur, as usual, in the late summer and early fall for implementations in 2023.”

“Our gross profit and Adjusted EBITDA grew 14% and 44% in the first quarter, respectively, as compared to the prior year period, reflecting higher revenue and the operational efficiencies that we have continued to realize throughout our cost structure as we rapidly scale the business,” said Mark Livingston, Progyny’s Chief Financial Officer.  “Our gross margins this quarter reflect the customary onboarding of care management resources ahead of client launches, including those that have already launched in the second quarter.  As a result, we anticipate that second quarter gross margins will improve on a sequential basis.”

First Quarter Highlights:

(unaudited; in thousands, except per share amounts)	1Q 2022	1Q 2021
Revenue	$172,217	$122,133

Gross Profit	$32,949	$28,907
Gross Margin	19.1%	23.7%
Gross Margin excl. stock-based compensation expense[1]	22.7%	24.7%

Net Income	$4,971	$15,166

Net Income per Diluted Share[2]	$0.05	$0.15
Adjusted EBITDA[3]	$24,806	$17,263
Adjusted EBITDA Margin[3]	14.4%	14.1%
1.	Gross margin excluding stock-based compensation expense is a financial measure not required by, or presented in accordance with, GAAP. See Annex A of this release for a reconciliation of gross margin excluding stock-based compensation expense to gross margin, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.
2.	Net income per diluted share reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options and warrants to purchase common stock, as well as restricted stock units.
3.	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.

Financial Highlights

1st Quarter

Revenue was $172.2 million, a 41% increase as compared to the $122.1 million reported in the first quarter of 2021, primarily as a result of the increase in our number of clients and covered lives.

●	Fertility benefit services revenue was $110.9 million, a 25% increase from the $88.9 million reported in the first quarter of 2021.
●	Pharmacy benefit services revenue was $61.3 million, an 84% increase as compared to the $33.3 million reported in the first quarter of 2021.

Gross profit was $32.9 million, an increase of 14% from the $28.9 million reported in the first quarter of 2021, primarily due to the higher revenue.  Gross margin was 19.1%, a decrease of 460 basis points from the prior year period primarily due to an increase in non-cash stock-based compensation expense.  Excluding the impact of stock-based compensation expense in both periods, gross margin was 22.7%, a decrease of 200 basis points from the prior year period, due to the impact of onboarding care management resources in advance of client launches subsequent to the current quarter and temporary inefficiencies experienced during the initial ramp up period of a new pharmacy partner.

Net income was $5.0 million, or $0.05 income per diluted share, a decrease of 67% as compared to $15.2 million, or $0.15 income per diluted share, reported in the first quarter of 2021.  The lower net income was due primarily to higher non-cash stock-based compensation expense, partially offset by the higher gross profit and operating efficiencies realized on our higher revenues.

Adjusted EBITDA was $24.8 million, an increase of 44%, or $7.5 million, from the $17.3 million reported in the first quarter of 2021, reflecting the higher gross profit and operating efficiencies realized on our higher revenues.  Adjusted EBITDA margin was 14.4%, an increase of 30 basis points from the 14.1% Adjusted EBITDA margin in the first quarter of 2021.

Cash Flow

Net cash used by operating activities for the first quarter of 2022 was $11.3 million, compared to net cash provided by operating activities of $0.5 million in the prior year period.  Each period was affected by timing items and the normal impact from new client launches, in which cash flows are temporarily impacted during the initial quarter following a client’s launch of the benefit.

Balance Sheet and Financial Position

As of March 31, 2022, the company had total working capital of approximately $180.3 million and no debt.  This included cash and cash equivalents and marketable securities of $105.7 million, a decrease of $13.7 million from the balances as of December 31, 2021.

Key Metrics

The company had 264 clients as of March 31, 2022, as compared to 179 clients as of March 31, 2021.

	Three Months Ended March 31,
	2022	2021
ART Cycles*	8,924	6,558
Utilization – All Members**	0.51%	0.54%
Utilization – Female Only**	0.45%	0.47%
Average Members	3,927,000	2,657,000
*	Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers, and egg freezing.
**

Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook

“As the second quarter begins, the early indications of member activity have been consistent with our expectations, affirming – once again – the essential nature of fertility treatments and our members’ resilience in pursuing care, even against the backdrop of a global pandemic,” said Mr. Anevski.

“In light of our strong results in the first quarter, as well as our visibility into member utilization at this point, we are narrowing our guidance ranges by raising the lower end of our full year expectations.”

The company is providing the following financial guidance for the year ending December 31, 2022 and the three-month period ending June 30, 2022 (the “second quarter”):

●	Full Year 2022 Outlook:
o	Revenue is now projected to be $735.0 million to $775.0 million, reflecting growth of 47% to 55%
o	Net income is projected to be $7.3 million to $14.2 million, or $0.07 to $0.14 per diluted share, on the basis of approximately 105 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $111.0 million to $122.0 million
●	Second Quarter of 2022 Outlook:
o	Revenue is projected to be $188.0 million to $193.0 million, reflecting growth of 46% to 50%
o	Net income is projected to be $1.0 million to $2.3 million, or $0.01 to $0.02 per diluted share, on the basis of approximately 102 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $28.0 million to $30.0 million
1.	Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net income, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.866.825.7331 and using conference ID 265484.  Participants from international locations may join by calling 1.973.413.6106 and using the same conference ID.  A replay of the call will be available until May 12, 2022 at 11:59 P.M. Eastern Time by dialing 1.800.332.6854 (U.S. participants) or 1.973.528.0005 (international) and entering passcode 265484.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces  healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, our financial outlook for the second quarter and full year 2022, statements regarding our positioning to successfully manage the ongoing impact of COVID-19, including variants, and the associated economic uncertainty on our business; the timing of client decisions; our expected utilization rates and mix; our ability to retain existing clients and acquire new clients; the potential impact of evolving laws and regulations, including any laws and regulations restricting reproductive rights; and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information, including our topline growth and margin expansion.  The words “anticipates,” “assumes,” “believes,” “continues,” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “plans,” “project,” “seeks,” “should,” “will,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to the ongoing impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, the spread of new variants, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmacy program partners or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to the impact of evolving laws and regulations, including any laws and regulations restricting reproductive rights; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include the non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin, as well as gross margin excluding the impact of stock-based compensation expense.

Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are supplemental financial measures that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP measures, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA margin include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including other (income) expense, net and interest (income) expense, net; (5) it does not reflect tax payments that may represent a reduction in cash available to us. Gross margin excluding the impact of stock-based compensation expense does not reflect the impact of stock-based compensation, which is an important component of our compensation strategy.  In addition, our non-GAAP measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we calculate these measures, limiting their usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA, Adjusted EBITDA margin and gross margin excluding the impact of stock-based compensation expense alongside other financial performance measures, including our net income, gross margin, and our other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other (income) expense, net; interest (income) expense, net; and benefit for income taxes. We calculate Adjusted EBITDA margin as Adjusted EBITDA divided by revenue.  Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:	Media:
James Hart	Selena Yang
investors@progyny.com	media@progyny.com

PROGYNY, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$38,821	$91,413
Marketable Securities	66,855	28,005
Accounts receivable, net of $19,660 and $17,379 of allowance at March 31, 2022 and December 31, 2021, respectively	198,120	134,557
Prepaid expenses and other current assets	5,230	4,564
Total current assets	309,026	258,539
Property and equipment, net	5,827	5,027
Operating lease right-of-use assets	7,583	7,805
Goodwill	11,880	11,880
Intangible assets, net	473	599
Deferred tax assets	76,429	71,274
Other noncurrent assets	4,307	2,941
Total assets	$415,525	$358,065
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,677	$61,399
Accrued expenses and other current liabilities	44,040	37,425
Total current liabilities	128,717	98,824
Operating lease noncurrent liabilities	7,189	7,419
Total liabilities	135,906	106,243
Commitments and Contingencies
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at March 31, 2022 and December 31, 2021; 91,741,481 and 91,088,781 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	278,083	255,339
Treasury stock, at cost, $0.0001 par value; 615,980 shares at March 31, 2022 and December 31, 2021	(1,009)	(1,009)
Accumulated earnings (deficit)	2,547	(2,424)
Accumulated other comprehensive loss	(11)	(93)
Total stockholders’ equity	279,619	251,822
Total liabilities and stockholders’ equity	$415,525	$358,065

PROGYNY, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenue	$172,217	$122,133
Cost of services	139,268	93,226
Gross profit	32,949	28,907
Operating expenses:
Sales and marketing	10,015	4,014
General and administrative	22,992	13,086
Total operating expenses	33,007	17,100
Income (loss) from operations	(58)	11,807
Other income (expense):
Other income (expense), net	(96)	7
Interest income (expense), net	12	(18)
Total other expense, net	(84)	(11)
Income (loss) before income taxes	(142)	11,796
Benefit for income taxes	5,113	3,370
Net income	$4,971	$15,166
Net income per share:
Basic	$0.05	$0.17
Diluted	$0.05	$0.15
Weighted-average shares used in computing net income per share:
Basic	91,410,368	87,404,287
Diluted	99,935,735	100,106,497

PROGYNY, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2022	2021
OPERATING ACTIVITIES
Net income	$4,971	$15,166
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred tax benefit	(5,155)	(3,370)
Non-cash interest expense	—	19
Depreciation and amortization	364	422
Stock-based compensation expense	24,500	5,034
Bad debt expense	2,281	2,518
Changes in operating assets and liabilities:
Accounts receivable	(65,845)	(43,520)
Prepaid expenses and other current assets	(664)	1,046
Accounts payable	23,171	13,797
Accrued expenses and other current liabilities	6,489	9,413
Other noncurrent assets and liabilities	(1,374)	7
Net cash (used in) provided by operating activities	(11,262)	532

INVESTING ACTIVITIES
Purchase of property and equipment, net	(790)	(369)
Purchase of marketable securities	(59,867)	(62,146)
Sale of marketable securities	21,099	23,995
Net cash used in investing activities	(39,558)	(38,520)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	830	539
Payment of employee taxes related to equity awards	(2,988)	(3,523)
Proceeds from contributions to employee stock purchase plan	386	487
Net cash used in financing activities	(1,772)	(2,497)
Net decrease in cash and cash equivalents	(52,592)	(40,486)
Cash and cash equivalents, beginning of period	91,413	70,305
Cash and cash equivalents, end of period	$38,821	$29,819

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$5	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accounts payable and accrued expenses	$251	$20

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Costs of Services, Gross Margin and Operating Expenses Excluding Stock-Based Compensation Calculation

The following table provides a reconciliation of cost of services, gross profit, sales and marketing and general and administrative expenses to each of these measures excluding the impact of stock-based compensation expense for each of the periods presented:

	Three Months Ended
	March 31, 2022
	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$139,268	$(6,165)	$133,103
Gross profit	$32,949	$6,165	$39,114
Sales and marketing	$10,015	$(4,763)	$5,252
General and administrative	$22,992	$(13,572)	$9,420

Expressed as a Percentage of Revenue
Gross margin	19.1%	3.6%	22.7%
Sales and marketing	5.8%	(2.8)%	3.0%
General and administrative	13.4%	(7.9)%	5.5%

	Three Months Ended
	March 31, 2021
	GAAP	Stock-Based Compensation Expense	Non-GAAP

Cost of services	$93,226	$(1,287)	$91,939
Gross profit	$28,907	$1,287	$30,194
Sales and marketing	$4,014	$(681)	$3,333
General and administrative	$13,086	$(3,066)	$10,020

Expressed as a Percentage of Revenue
Gross margin	23.7%	1.1%	24.7%
Sales and marketing	3.3%	(0.6)%	2.7%
General and administrative	10.7%	(2.5)%	8.2%

Adjusted EBITDA and Adjusted EBITDA Margin on Incremental Revenue Calculation

The following table provides a reconciliation of Net income to Adjusted EBITDA for each of the periods presented:

	Three Months Ended
	March 31,
	2022	2021

Net income	$4,971	$15,166
Add:
Depreciation and amortization	364	422
Stock‑based compensation expense	24,500	5,034
Other (income) expense, net	96	(7)
Interest (income) expense, net	(12)	18
Benefit for income taxes	(5,113)	(3,370)
Adjusted EBITDA	$24,806	$17,263

Revenue	$172,217	$122,133

Incremental revenue vs. 2021	50,084

Incremental Adjusted EBITDA vs. 2021	7,543

Incremental Adj EBITDA margin on incremental revenue	15.1%

Reconciliation of Non-GAAP Financial Guidance for the Three Months Ending June 30, 2022 and Year Ending December 31, 2022

	Three Months Ending June 30, 2022		Year Ending December 31, 2022
(in thousands)	Low	High	Low	High

Revenue	$188,000	$193,000	$735,000	$775,000
Net Income	$1,000	$2,300	$7,316	$14,216
Add:
Depreciation and amortization	400	400	1,700	1,700
Stock-based compensation expense	26,000	26,000	106,000	106,000
Other income, net	—	—	84	84
Provision (benefit) for income taxes	600	1,300	(4,100)	—
Adjusted EBITDA*	$28,000	$30,000	$111,000	$122,000
*

All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, nor do they contemplate any discrete income tax items, including the income tax impact related to equity compensation activity.